Exhibit 10.1

EXECUTION COPY

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2014, by and among El Paso Pipeline Partners, L.P., a Delaware limited partnership (“EPB”), El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (“EPBGP”), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“KMP”), Kinder Morgan G.P., Inc., a Delaware corporation (“KMPGP”), Kinder Morgan Management, LLC, a Delaware limited liability company (“KMR” and collectively with EPB, EPBGP, KMP and KMPGP, the “Merger Parties”), and the stockholders of Kinder Morgan, Inc., a Delaware corporation (“Parent”), listed on the signature page hereto (each, a “Parent Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, EPB, EPBGP and E Merger Sub LLC, a wholly owned subsidiary of Parent (“EPB Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of August 9, 2014 (as it may be amended from time to time, the “EPB Merger Agreement”), providing for, among other things, subject to the terms and conditions of the EPB Merger Agreement, the merger of EPB Merger Sub with and into EPB (the “EPB Merger”);

WHEREAS, concurrently with the execution of this Agreement, Parent, KMP, KMPGP, KMR and P Merger Sub LLC, a wholly owned subsidiary of Parent (“KMP Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of August 9, 2014 (as it may be amended from time to time, the “KMP Merger Agreement”), providing for, among other things, subject to the terms and conditions of the KMP Merger Agreement, the merger of KMP Merger Sub with and into KMP (the “KMP Merger”);

WHEREAS, concurrently with the execution of this Agreement, Parent, KMR and R Merger Sub LLC, a wholly owned subsidiary of Parent (“KMR Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of August 9, 2014 (as it may be amended from time to time, the “KMR Merger Agreement” and collectively with the EPB Merger Agreement and KMP Merger Agreement, the “Merger Agreements”), providing for, among other things, subject to the terms and conditions of the KMP Merger Agreement, the merger of KMR Merger Sub with and into KMR (the “KMR Merger” and collectively with the EPB Merger and the KMP Merger, the “Mergers”);

WHEREAS, as of the date hereof, Parent Stockholder is the beneficial or record owner of the number of shares of Class P common stock, par value $0.01 per share, of Parent (“Parent Class P Stock”) set forth on Exhibit A hereto (together with such additional shares of Parent Class P Stock as become owned (whether beneficially or of record) by Parent Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, and any other voting securities of Parent (whether acquired heretofore or hereafter) the “Owned Shares”); and

WHEREAS, as a condition to the Merger Parties willingness to enter into and perform their respective obligations under the Merger Agreements, the Merger Parties have required that Parent Stockholder agree, subject to the terms of this Agreement, to vote all of Parent

Stockholder’s Owned Shares in favor of the approval of (i) the issuance of Parent Class P Stock pursuant to the Mergers (the “Stock Issuance”), (ii) the amendment of the certificate of incorporation of Parent as set forth in Exhibit B (the “Charter Amendment”) and (iii) any other matters submitted to the stockholders of Parent in furtherance of the Mergers or the other transactions contemplated by the Merger Agreements; and

WHEREAS, Parent Stockholder desires to express its support for the Merger Agreements and the transactions contemplated thereby, including the Stock Issuance and Charter Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Agreement to Vote.  Parent Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the earlier of (i) the time that the stockholders of Parent approve the Stock Issuance and Charter Amendment and no other vote by the stockholders of Parent is required to consummate the transactions contemplated by the Merger Agreements (“Parent Stockholder Approval”) and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the stockholders of Parent at which the approval of the Stock Issuance, Charter Amendment or any other matter requiring a vote of Parent’s stockholders necessary to consummate the transactions contemplated by the Merger Agreements is to be voted upon, however called, or any adjournment or postponement thereof, Parent Stockholder shall be present (in person or by proxy) (or cause to be present (in person or by proxy)) and vote (or cause to be voted), to the fullest extent entitled to vote thereon, all of its Owned Shares at such time (a) in favor of approval of (1) the Stock Issuance and Charter Amendment, (2) any other matter presented or proposed as to approval of the Mergers or any part or aspect thereof or any transactions or matters contemplated by the Merger Agreements, (3) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Stock Issuance and Charter Amendment and (4) any other matter necessary or desirable to the consummation of the transactions contemplated by the Merger Agreements and (b) against any action, agreement or transaction, that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to materially impair, impede, interfere with, delay, postpone, discourage or adversely affect the ability of Parent and the Merger Parties to complete the Mergers, or that would otherwise reasonably be expected to prevent or materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreements.  If Parent Stockholder is the beneficial owner, but not the record holder, of the Owned Shares, Parent Stockholder agrees to cause the record holder and any nominees to vote all of the Owned Shares in accordance with this Section 1.1.

2.                                      Representations and Warranties of Parent Stockholder.  Parent Stockholder hereby represents and warrants to the Merger Parties as follows:

2.1.                            Due Organization.  Parent Stockholder, if a corporation, partnership or other entity, has been duly organized, is validly existing and is in good standing under the laws of the state of its formation or organization.

2.2.                            Power; Due Authorization; Binding Agreement.  Parent Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  If Parent Stockholder is an entity, the execution and delivery of this Agreement and the consummation by Parent Stockholder of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of Parent Stockholder, and no other proceedings on the part of Parent Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent Stockholder, enforceable against Parent Stockholder in accordance with its terms.

2.3.                            Ownership of Shares.  On the date hereof, the Owned Shares set forth opposite Parent Stockholder’s name on Exhibit A hereto are owned beneficially by Parent Stockholder, free and clear of any claims, liens, encumbrances and security interests other than any restrictions existing under the Parent Shareholders Agreement, dated as of February 10, 2011, as amended, among Parent and the persons set forth on the signature pages thereto (the “Parent Shareholders Agreement”), or the Parent’s certificate of incorporation or by-laws (collectively with the Parent Shareholders Agreement, the “Parent Governance Agreements”).  Other than restrictions in favor of the Merger Parties pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, the “blue sky” laws of the various states of the United States, as of the date hereof, and any restrictions contained in the Parent Governance Agreements, Parent Stockholder has, and at any stockholder meeting of Parent in connection with the Merger Agreements and the transactions contemplated by the Merger Agreements, including approval of the Stock Issuance and Charter Amendment and the matters set forth in Section 1, Parent Stockholder will have (other than as contemplated by the last sentence of Section 4.1), sole voting power and sole dispositive power with respect to all of the Owned Shares.

2.4.                            No Conflicts. The execution and delivery of this Agreement by Parent Stockholder does not, and the performance of the terms of this Agreement by Parent Stockholder will not, (a) require Parent Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign other than any filings required under U.S. federal or state securities laws, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Parent Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which Parent Stockholder or any of its affiliates is a party including, without limitation, Parent Governance Agreements or any other voting agreement, stockholders agreement, irrevocable proxy or voting trust applicable to Parent Stockholder.  Other than the Parent Shareholders Agreement, the Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.5.                            Acknowledgment.  Parent Stockholder understands and acknowledges that the Merger Parties are entering into the Merger Agreements in reliance upon Parent Stockholder’s execution, delivery and performance of this Agreement.

3.                                      Representations and Warranties of the Merger Parties.  Each of the Merger Parties hereby severally represents and warrants to Parent Stockholder, solely with respect to itself and not as to any other Merger Party, as follows:

3.1.                            Due Organization.  Each of the Merger Parties is duly organized, validly existing and in good standing under the laws of the state of its formation or organization.

3.2.                            Power; Due Authorization; Binding Agreement.  Each of the Merger Parties has full entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include the Mergers).  The execution and delivery of this Agreement and the consummation by each of the Merger Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of the Merger Parties, and no other proceedings on the part the Merger Parties is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by the Merger Parties and, assuming the due and valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of the Merger Parties.

4.                                      Certain Covenants of Parent Stockholder.

4.1.                            Restriction on Transfer, Proxies and Non-Interference.  Parent Stockholder hereby agrees from the date hereof until the earlier of, (i) the termination of this Agreement in accordance with Section 5.1 and (ii) the time that the Parent Stockholder Approval has been obtained, not to (a) directly or indirectly sell, transfer, exchange, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, exchange, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”), (b) grant any proxies or powers of attorney with respect to the Owned Shares, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, in each case with respect to any vote on the approval of the Stock Issuance, Charter Amendment or any other matters set forth in this Agreement including, without limitation, Section 1, (c) take any action that would cause any representation or warranty of Parent Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions.  Any action taken in violation of the foregoing sentence shall be null and void and Parent Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Owned Shares in violation of this Agreement shall occur (including, but not limited to, a sale by Parent Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  This Section 4.1 shall not prohibit a transfer of Owned Shares by Parent Stock (i) if Parent Stockholder is an individual, (A) to any member of such Parent Stockholder’s immediate family, or (B) upon the death of Parent Stockholder, or (ii) if Parent Stockholder is a partnership or limited liability company, to one or more partners or members of Parent Stockholder or to an affiliated Person (as defined in the Merger Agreement)

under common control with Parent Stockholder; provided, however, that a transfer referred to in clauses (i) and (ii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

4.2.                            No Limitations on Actions.  The parties hereto acknowledge that Parent Stockholder is entering into this Agreement solely in its capacity as the beneficial or record owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of Parent Stockholder, or any affiliate, employee or designee of Parent Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of Parent or a Merger Party.

4.3.                            Restrictions with Respect to EPB Common Units.  Parent Stockholder  hereby agrees that, from the date hereof until the earlier of (x) the receipt of the Partnership Unitholder Approval (as such term is defined in the EPB Merger Agreement) and (y) the termination of this Agreement in accordance with Section 5.1, it shall not, directly or indirectly, acquire, agree to acquire or make any proposal or offer to acquire, beneficially or of record, any Partnership Interest (as such term is defined in the EPB Merger Agreement) or the right to direct the voting of any Partnership Interest (as such term is defined in the EPB Merger Agreement), or any rights or options to acquire any Partnership Interest (as such term is defined in the EPB Merger Agreement).

5.                                      Miscellaneous.

5.1.                            Termination of this Agreement.  This Agreement, and all terms and conditions contained herein, shall terminate upon the earlier to occur of (i) the date on which each Merger has been consummated, or the Merger Agreement with respect to each Merger that has not been consummated has been terminated in accordance with its respective terms, and (ii) the Board of Directors of Parent making a Parent Adverse Recommendation Change (as such term is used and defined in any of the Merger Agreements).

5.2.                            Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, that this Section 5 shall survive such termination and no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3.                            Entire Agreement; Assignment.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

5.4.                            Amendments.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.5.                            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt),

telecopied (notice deemed given upon confirmation of receipt), by email (notice deemed given upon sending), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent Stockholder:

c/o Kinder Morgan, Inc.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attn:  David R. DeVeau

Facsimile: (713) 495-2877

Email: David_DeVeau@kindermorgan.com

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:  Michael Aiello

Facsimile: (212) 310-8007

Email: michael.aiello@weil.com

and

Bracewell & Giuliani LLP

711 Louisiana Street

Suite 2300, Pennzoil Place - South Tower

Houston, Texas  77002

Attention:  Gary W. Orloff

Facsimile: (713) 221-2166

Email: gary.orloff@bgllp.com

If to EPB or EPBGP, to:

El Paso Pipeline Partners, L.P.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Conflicts Committee

Facsimile: (713) 495-2877

El Paso Pipeline GP Company, L.L:C.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Board of Directors

Facsimile: (713) 495-2877

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street

Houston, Texas 77002

Suite 2500

Attention:  Michael Rosenwasser

Keith Fullenweider

Facsimile: (713) 615-5085

Email: mrosenwasser@velaw.com

kfullenweider@velaw.com

If to KMP, the KMPGP or KMR, to (as applicable):

Kinder Morgan Energy Partners, L.P.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Conflicts and Audit Committee

Facsimile: (713) 495-2877

Kinder Morgan, G.P., Inc.

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Board of Directors

Facsimile: (713) 495-2877

Kinder Morgan Management, LLC

1001 Louisiana Street, Suite 1000

Houston, Texas 77002

Attention: Special Committee

Facsimile: (713) 495-2877

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:  Joshua Davidson

Tull R. Florey

Facsimile: (713) 229- 2727

Email: joshua.davidson@bakerbotts.com

tull.florey@bakerbotts.com

5.6.                            Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 5.5.  Nothing in this Section 5.6 shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.7.                            Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.7 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.8.                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission or by email in PDF form.

5.9.                            Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11.                     Non-Recourse.

(a)  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b) Each party to this Agreement enters into this Agreement solely on its on behalf, each such party shall solely be severally liable for any breaches of this Agreement by such party and in no event shall any party be liable for breaches of this Agreement by any other party hereto.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

EPB:

EL PASO PIPELINE PARTNERS, L.P.

By: EL PASO PIPELINE GP COMPANY, L.L.C., its general partner

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

EPBGP:

EL PASO PIPELINE GP COMPANY, L.L.C.

By:	/s/ David R. DeVeau
Name: David R. DeVeau
Title: Vice President

KMP:

KINDER MORGAN ENERGY PARTNERS, L.P.

By: KINDER MORGAN G.P., INC., its general partner

By: KINDER MORGAN MANAGEMENT, LLC, its delegate

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

KMPGP:

KINDER MORGAN G.P., INC.

By:	/s/ David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

KMR:

KINDER MORGAN MANAGEMENT, LLC

By:	/s/ David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

PARENT STOCKHOLDER:

By:	/s/ Richard D. Kinder
Richard D. Kinder

RDK INVESTMENTS, LTD.

By: RDK VENTURES, LLC, its general partner

By:	/s/ Richard D. Kinder
	Name:	Richard D. Kinder
	Title:	Managing Member

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

EXHIBIT A

PARENT STOCK OWNERSHIP

Number of Shares
Stockholder	Class P Shares
Richard D. Kinder	231,987,275
RDK Investments, Ltd.	11,072,258

EXHIBIT B

CHARTER AMENDMENT

See attached.

EXHIBIT B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[            ], 201[  ]

Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.              The name of the Company is Kinder Morgan, Inc.

2.              The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the “Certificate of Incorporation”), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

3.              The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

“A. Authorized Shares

The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the “Common Stock”), consisting of:

(1) 4,000,000,000 shares of Class P Common Stock (the “Class P Common Stock”);”

4.              This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.              This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.

By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]